Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Amarin Corporation plc (the “Company”), and Joseph S. Zakrzewski (“Executive”) effective October 20, 2011 (the “Effective Date”). This Agreement fully amends and restates the Employment Agreement between the Company and Executive dated December 31, 2010 (the “Old Employment Agreement”). Pursuant to this Agreement, the Company desires to retain Executive as an employee to perform duties for the Company and Executive is willing to perform such duties, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Duties; Work Location.

(a) Executive will serve as the Company’s Chief Executive Officer and will have such duties, responsibilities and authorities as determined by the Company’s Board of Directors (the “Duties”). Executive shall continue to serve as Chairman of the Board unless and until otherwise determined by the Board of Directors. Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company. Notwithstanding the foregoing, Executive may manage his personal investments, engage in religious, charitable or other community activities, as long as such activities do not pose an actual direct conflict of interest and do not materially interfere with Executive’s performance of his duties to the Company as set forth herein. Executive has provided a comprehensive list of all outside professional activities with which he is currently involved. In the event that, during his employment by the Company, Executive desires to engage in other outside professional activities, including by serving as a member of a board of directors of another for-profit company, Executive will first seek written approval from the Board. Notwithstanding the foregoing, during the period commencing on the Effective Date through and including December 31, 2011 Executive shall not serve on more than four outside for-profit boards while serving as Chief Executive Officer of the Company and thereafter Executive shall not serve on more than two outside for-profit boards and shall not serve as chairman of such for-profit board while serving as Chief Executive Officer of the Company. In addition to Executive’s role as Chief Executive Officer of the Company, Executive acknowledges and agrees that he may be required, without additional compensation, to perform duties for certain affiliated entities of the Company, including without limitation Amarin Pharma, Inc., and to accept any reasonable office or position with any such affiliate as the Company’s Board of Directors (the “Board”) may require, including, but not limited to, service as an officer or director of any such affiliate.

(b) Executive shall be based in New Jersey and during normal business hours shall perform the Duties from the Company’s facilities in Bedminster, New Jersey, provided that Executive acknowledges and agrees that his job duties will require him to travel regularly, including without limitation regular visits to the Company’s other facilities, including without limitation the Company’s facilities currently located in Mystic, CT and Dublin, Ireland. Without limiting the foregoing, until such time as the Company has secured FDA approval for both the indication evaluated in the MARINE trial and the indication evaluated in the ANCHOR trial, it is expected that Executive will spend at least 30% of this time with the development team among the Company’s various facilities, including those currently located in Mystic, CT and Dublin, Ireland.

2. Salary; Stock Options; Discretionary Bonus; Expenses.

(a) Salary. Commencing as of the Effective Date, the Company shall pay Executive a base salary at the rate of $550,000 per year as compensation for the performance of the Duties (the “Salary”). The Salary shall be less applicable deductions and withholdings and will be paid to Executive consistent with the Company’s regular payroll practices and reported by the Company to taxing authorities on Form W-2.

(b) Options. In consideration of Executive’s service to the Company as Chairman of the Board, Executive has previously been granted options to purchase 1,170,000 Ordinary Shares, par value £0.50 per share (and represented by American Depository Shares, or ADSs) (the “Board Member Options”). In consideration of Executive’s service to the Company as Chief Executive Officer, Executive has previously been granted options to purchase 1,750,000 Ordinary Shares, par value £0.50 per share (and represented by American Depository Shares, or ADSs) (the “CEO Options”). The Board Member Options and the CEO Options were issued pursuant to the Company’s 2002 Stock Option Plan (the “2002 Option Plan”). Except as otherwise set forth herein, the vesting schedule and exercise price for the CEO Options are set forth in the Old Employment Agreement and continue to be in effect regardless of the restatement of the Old Employment Agreement. In consideration of Executive’s continued service to the Company as Chief Executive Officer under the terms of this Agreement, Executive has been granted a new option to purchase 625,000 Ordinary Shares, par value £0.50 per share (and represented by American Depository Shares, or ADSs) (the “New Award”). In addition to the New Award, Executive shall be eligible to receive in 2012, subject to the discretion of the Board (or the Remuneration Committee thereof) as part of its annual equity incentive program for its employees, an additional equity award (the “2012 Award”) in the form of an option to purchase 600,000 Ordinary Shares, par value £0.50 per share (and represented by American Depository Shares, or ADSs) or an equivalent number of options and restricted shares (provided that in the case of restricted shares that portion of the award would be reduced by a factor of 1.5). Solely for purposes of illustration, if the 2012 Award were to be 50% comprised of options and 50% comprised of restricted shares, the total 2012 Award would be for 500,000 Ordinary Shares (i.e., 300,000 options + (300,000 / 1.5, or 200,000 shares). For clarity, any such 2012 Award shall be granted in the absolute discretion of the Board (or the Remuneration Committee thereof). The New Award was, and the 2012 Award (if any) will be, issued pursuant to the Company’s 2011 Stock Incentive Plan (the “2011 Option Plan” and together with the 2002 Option Plan, the “Option Plans”), and as many of the New Award and 2012 Award shall be Incentive Stock Options as are allowed under the terms of applicable law. The exercise price per share of the New Award and the exercise price per share of the 2012 Award (if any) will be set at the closing price of the Company’s ADSs on the NASDAQ Capital Market on the day they are granted, which in the case of the New Award shall be the Effective Date. The New Award shall vest in forty-eight equal monthly installments, beginning on the first day of the first month following the applicable grant date, so long as Executive continues to serve as the Company’s Chief Executive Officer on each such date. It is expected that up to 50% of the 2012 Award (if any) shall vest based on performance criteria to be established by the Board (or the Remuneration Committee thereof) as part of its annual equity incentive program for its employees with the remainder to vest in forty-eight equal monthly installments and that the 2012 Award (if any) shall be comprised of both options and restricted stock (but, in any event, that portion of the award that is subject to performance criteria, the nature of any such performance criteria, and the relative proportion of options to restricted stock shall be consistent with the proportions and criteria applicable to the rest of the senior management team). The New Award and the 2012 Award (if any) shall be subject to acceleration to the extent provided in Section 10 below. Except as modified by the terms of this Agreement, the terms and conditions set forth in the applicable Option Plan and applicable stock option agreement shall govern the CEO Option, New Award and 2012 Award (if any).

(c) Discretionary Bonus. In addition, for so long as Executive continues to serve as the Company’s Chief Executive Officer, Executive will be eligible to receive an annual performance bonus as determined by the Board (or the Remuneration Committee thereof) (the “Annual Bonus”). The Company will target the Annual Bonus at 55% of Executive’s Salary. Any such bonuses shall be payable in the absolute discretion of the Board (or the Remuneration Committee thereof), taking into account the performance of the Company and Executive’s personal performance and shall be paid by March 15th of the year following the year to which the bonus relates.

(d) Expenses. The Company shall also reimburse Executive for all reasonable travel and out-of-pocket expenses incurred by Executive in performing Duties pursuant to this Agreement consistent with the Company’s expense reimbursement policies then in effect.

3. Nondisclosure of Confidential Information. “Confidential Information” means all trade secrets and confidential or proprietary information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public. Executive will not, at any time, without the Company’s prior written permission, either during or after the term of this Agreement, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Duties for or on behalf of the Company. In addition, Executive understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of its or their confidential information. Executive agrees to be bound by the terms of such agreements in the event Executive has access to such confidential information.

4. Ownership. Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, ideas, products, processes, techniques, know-how, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) in performance of the Duties during the term of this Agreement. Executive acknowledges that all work performed by Executive for the Company is on a “work for hire” basis, and Executive hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all

Executive’s right, title and interest in all Developments that (i) relate to the business of the Company or any customer of the Company or any of the products or services being researched, developed, manufactured, performed or sold by the Company or which may be used with such products or services; or (ii) result from tasks assigned to Executive by the Company and/or the Duties; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”). For the avoidance of doubt, this Agreement does not obligate Executive to assign to the Company any Development which is developed on Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the term of this Agreement, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.

5. Documents; Property. All Developments, files, letters, notes, memoranda, reports, records, data, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Confidential Information, whether created by Executive or others, which come into Executive’s custody or possession (“Documents”), are the exclusive property of the Company to be used by Executive only in the performance of the Duties. Further, any property situated on the Company’s premises or owned or leased by the Company, including without limitation computers, electronic files, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event that Executive ceases to serve as Chief Executive Officer and a Board member, Executive will promptly deliver to the Company all Documents, Company property and other materials of any nature pertaining to the Confidential Information of the Company and to the Duties, and will not take or keep in Executive’s possession any of the foregoing or any copies.

6. Noncompetition and Nonsolicitation. During Executive’s services to the Company as Chief Executive Officer, Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any business activity anywhere in the United States or Europe that develops, manufactures or markets any products that are competitive with the products of the Company, or products that the Company or its subsidiaries or corporate affiliates (the “Company” for purposes of this Section 6), has under development or that are the subject of active planning at any time during Executive’s service to the Company as Chief Executive Officer (a “Competing Business”); and (ii) will refrain from directly or indirectly employing, attempting to employ, contracting with, recruiting or otherwise soliciting, inducing or influencing any employee to leave employment with the Company or any subsidiary of Company other than general solicitations of employment not directly targeting employees of the Company (such as through general advertisements, search firms, etc.), and (iii) will refrain from soliciting or encouraging any independent contractor to terminate or otherwise modify adversely its business relationship with the Company or any of it subsidiaries. Executive understands that the restrictions set forth in this Section 6 are intended to protect the Company’s interest in its Confidential Information (defined above) and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation, which constitutes or is affiliated with a Competing Business. For the avoidance of doubt, Executive’s assistance with any disputes and litigation associated with his role with Reliant Pharmaceuticals, including, without limitation, litigation related to Omacor, shall not be construed as a breach of this Section 6.

7. Avoidance of Conflict of Interest. Executive represents and warrants that Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Executive from fully complying with the provisions hereof, and further certifies that Executive will not enter into such conflicting agreement during the term of this Agreement. Executive will advise the Company at such time as any activity of either the Company or another business presents Executive with an actual direct conflict of interest. Executive will take whatever action is requested by the Company to resolve any such conflict. Executive further represents and warrants that it has full power and authority to enter into this Agreement and perform its obligations hereunder.

8. Indemnification. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his employment with the Company or the fact that Executive is an officer or director of the Company or provided services to an affiliate thereof, Executive shall be indemnified and held harmless by the Company and such affiliate to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss reasonably incurred or suffered by Executive in connection therewith. Executive shall be covered under the Company’s directors’ and officers’ liability insurance policy. This Section 8 shall be in addition to, and not in lieu of, Company’s indemnification obligations set forth in that certain Deed of Indemnity between Company and Executive dated February 16, 2010 and that certain Indemnification Agreement between Amarin Pharma Inc. and Executive dated September 15, 2009 (the “Indemnification Agreement”).

9. Term. This Agreement will continue until terminated as provided below in Section 10.

10. Termination; Continuation of Salary.

(a) Termination Generally. Executive’s employment hereunder may be terminated by the Company upon Executive’s death or Disability or at any time and for any reason by giving written notice thereof to Executive. The Executive may terminate his employment hereunder at any time and for any reason, including but not limited to Good Reason (as defined below), by giving written notice thereof to the other party. Any such notice shall be addressed to Executive or the Company, respectfully, at the address shown below or such other address as Executive may notify the Company of and shall be deemed given if delivered as set forth pursuant to Section 20 below. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated on account of Disability, the date on which a notice of termination is given; (iii) if Executive’s employment is terminated by the Company for Cause, the date the notice of termination is given; (iv) if Executive’s employment is terminated by the Company without Cause, ninety (90) days after the date the notice of termination is given; (v) if Executive’s employment is terminated by the Executive for any reason including but not limited to Good Reason, ninety (90) days after the date on which a notice of termination is given. Notwithstanding the foregoing, in the event that the Executive gives a notice of termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(b) Termination for Cause. Upon termination of this Agreement by the Company for Cause, all rights and duties of the parties with respect to Executive providing Duties and the Company compensating Executive for such Duties shall cease except the Company shall be obliged to pay, within thirty (30) days of the effective Date of Termination, all Salary earned through the Date of Termination, plus unpaid and reimbursable expenses actually incurred prior to termination, if any, in accordance with the provisions of Section 2.

(c) Termination without Cause or for Good Reason. Upon termination of this Agreement by the Company without Cause, or by Executive for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), Executive, in addition to all Salary earned through the Date of Termination, plus unpaid and reimbursable expenses actually incurred prior to termination, if any, shall be entitled to receive:

(i) Salary for (A) the twelve (12) month period following the effective Date of Termination or (B) if such termination is within twenty-four (24) months following a Change of Control (as defined below), for the twenty-four (24) month period following the effective Date of Termination;

(ii) continuation of group health plan benefits for (A) the twelve (12) month period following the effective Date of Termination, or (B) if such termination is within twenty-four (24) months following a Change of Control, for the twenty-four (24) month period following the effective Date of Termination, in each case to the extent authorized by and consistent with the terms of such plans, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the Date of Termination;

(iii) a lump sum cash payment equal to (A) one times his target Annual Bonus for the year in which the Executive is terminated or (B) if such termination is within twenty-four (24) months following a Change of Control, two times his target Annual Bonus for the year in which the Executive is terminated; and

(iv) an additional twelve (12) months of vesting with respect to the Board Member Options, the CEO Option, the New Award, the 2012 Award (to the extent subject to time based vesting as of the date of such termination event) and any other future awards (to the extent subject to time based vesting) granted to Executive; provided however that, if such termination is within twenty-four (24) months following a Change of Control, all unvested options granted to Executive prior to the date thereof, including, without limitation, the Board Member Options, the CEO Option, New Award, the 2012 Award and any other future awards granted to Executive, will immediately vest in full.

The Executive’s right to receive such payments shall be conditioned upon Executive’s execution and delivery of a customary release and non-disparagement agreement in favor of the Company and the expiration of any revocation period within 60 days of the Date of Termination. Any severance payments due Executive hereunder shall commence within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. On the date that severance payments commence, the Company will pay Executive in a lump sum the severance payments that Executive would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the severance payments to be paid as originally scheduled. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

(d) Voluntary Termination by Executive. In the event that Executive voluntarily resigns as Chief Executive Officer other than for Good Reason, Executive shall not be entitled to the continuation of Salary beyond the Date of Termination or the acceleration of vesting of any unvested options granted to Executive prior to the date thereof or any portion of the Annual Bonus.

(e) Termination for Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death, Executive shall be entitled to the continuation of Salary for thirty (30) days following the Date of Termination but shall not be entitled to the continuation of Salary beyond such date or the acceleration of vesting of any unvested options granted to Executive prior to the date thereof or any portion of the Annual Bonus. In the event that Executive’s employment is terminated due to Executive’s Disability, Executive shall not be entitled to the continuation of Salary beyond the Date of Termination or the acceleration of vesting of any unvested options granted to Executive prior to the date thereof or any portion of the Annual Bonus.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean: (i) conduct by Executive constituting an act of material misconduct in connection with the performance of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if Executive were retained in Executive’s position; (iv) continued non-performance or unsatisfactory performance by Executive of Executive’s responsibilities as reasonably determined by the Company’s Board of Directors; (v) a breach by Executive of any of the provisions contained this Agreement including, without limitation, any of the provisions of Sections 3 and 6 hereof; (vi) a material violation by Executive of any of the Company’s written policies or procedures provided that, other than in the case of clause (B) above or other noncurable events, Executive is provided with written notice and fifteen (15) days to cure.

(ii) “Change of Control” shall have the meaning set forth in the 2011 Option Plan, but only to the extent such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code.

(iii) “Disability” shall mean that, due to the Executive’s illness or injury, the Executive is unable to perform the essential functions of the Executive’s position with or without reasonable accommodation for a period of 180 days in any 12-month period (whether or not consecutive). Nothing in this Agreement shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(iv) “Good Reason” means (a) a material diminution in Executive’s authority, duties or responsibilities, (b) a material diminution in Executive’s annual base salary other than in connection with an across-the-board reduction in the salaries of all other executive-level employees, (c) the Company’s requirement that Executive relocate or commute to an office that is more than 60 miles from Bedminster, NJ; or (d) the Company’s material breach of this Agreement. Notwithstanding the foregoing, Executive acknowledges that he will be required to travel to the Company’s other facilities, including without limitation the Company’s facilities in Mystic, CT and Dublin, Ireland, and other locations in connection with your job duties and such travel shall not constitute “Good Reason” under clause (c) above. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless (i) Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (ii) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iii) notwithstanding such efforts, the Good Reason condition continues to exist; and (iv) Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

11. Survival. Notwithstanding anything herein to the contrary, the provisions of this Agreement shall survive termination or expiration of this Agreement to the extent to necessary to accomplish the purpose(s) of the provision.

12. Employee Benefits. Notwithstanding anything herein to the contrary, it is understood that Executive shall be entitled to the employee benefits offered by the Company to other executives of the Company, subject to the terms and conditions of those programs.

13. Taxes. All payments made by the Company to Executive under this Agreement shall be less any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein shall be construed to require the Company to minimize tax consequences for Executive.

14. Section 280G Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For the purposes of this Section 14, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c) The determination as to which of the alternative provisions of Section 14(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 14(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

15. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section

409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of this Agreement, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

16. Amendment. This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought.

17. Entire Agreement. The terms and conditions herein contained and in the Indemnification Agreement constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document which expressly refers to this Agreement and which is signed by the party to be bound thereby. Without limiting the forgoing, the Company and Executive hereby acknowledge and agree that the Old Agreement is terminated and superseded by this Agreement in all respects.

18. Governing Law and Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to its principles of conflict of laws.

19. Changes. Executive understands that, absent an express amendment, Executive’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in the nature of Executive’s Duties, compensation or other terms and conditions of Executive relationship.

20. Notices. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or U.S. mail, to either party at the last known address of such party or such other address as shall have been designated by written notice by such party to the other party. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with the above provisions.

21. No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

22. Counterparts. This Agreement may be signed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Joseph S. Zakrzewski	October 20, 2011
Joseph S. Zakrzewski	Date

AMARIN CORPORATION PLC

/s/ John F. Thero	October 20, 2011
Name: John F. Thero	Date
Title: President

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